Child, Van Wagoner and Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah 84107-5370 (801) 281-4700

March 24, 2011

Office of the Chief Accountant

Mail Stop 6561

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner and Bradshaw, PLLC was previously principal accountant for Wellstone Filer Sciences, Inc.., (the “Company”) and reported on the financial statements of the company as of and for the years ended December 31, 2009 and 2008. We have read the Company’s statements included under item 4.01 of its Form 8-K dated March 17, 2011, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Child, Van Wagoner and Bradshaw, PLLC

Child, Van Wagoner and Bradshaw, PLLC